NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA

		Rider No.5

	      OMNIBUS WORDING

This endorsement, effective 12:01 a.m.03/31/2007 forms a part of policy number 6213964 issued to Profunds.

It is hereby understood and agreed that:

1. If the Insured shall, while this bond is in force,
establish any new funds other than by 	consolidation
or merger with, purchase or mition of assets or liabilities of, another institution, such funds shall automatically be covered hereunder from the date of such establishment without the pavment of additional premium for the remainder of the premium period.

2. If the Insured shall, while this bond is in force,
require an increase in limitsto comply 	with SEC
Reg. 17g-1, due to an increase in asset size of current
funds insured under the bond or by the addition of new
funds, such increase in limits shall automatically be
hereunder from the date of such increase without the
payment of additional premium for the 	remainder of
the premium period.

3. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations conditions or agreements of the attached bond other than as above stated.

			By:
			Authorized Representative